FIRST AMENDMENT TO AMENDED AND RESTATED FACTORING AND SECURITY AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED FACTORING AND SECURITY AGREEMENT (this “Amendment”) is made as of July 14, 2011 by and between Zoo Publishing, Inc., a New Jersey corporation (“Seller”) and Panta Distribution, LLC, a Delaware limited liability (“Purchaser”).

Recitals:

Seller and Purchaser are parties to that certain Amended and Restated Factoring and Security Agreement dated as of June 24, 2011 (as the same may be modified, amended, supplemented or restated from time to time, the “Factoring Agreement”). Capitalized terms used, but not specifically defined, herein shall have the meaning provided for such terms in the Factoring Agreement.

Seller has requested that Purchaser provide it with additional extensions of credit pursuant to the Factoring Agreement and amend certain terms and conditions of the Factoring Agreement pursuant to the terms of this Amendment and Purchaser has agreed to such additional extensions of credit and amendments, subject to the terms of this Amendment.

NOW, THEREFORE, in consideration of Ten Dollars ($10.00) in hand paid, the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound the parties hereto hereby covenant, warrant, represent and agree as follows:

1. Amendments to Factoring Agreement

(a)           As of the date hereof, Section 1.1 of the Factoring Agreement is hereby amended by adding the following definitions in their entirety to read as follows:

“Development Agreement” means that certain Development Agreement by and between Seller and Smack Down Productions dated November 30, 2010 with respect to “Minute To Win It” Xbox/Kinect.

“Development Agreement Amount” means $528,653.12.

“NBC Royalty Amount” means $321,346.88.

“Southpeak” means, collectively, Southpeak Interactive, LLC, a Virginia limited liability company and Alter Ego Games, LLC, a Delaware limited liability company.

“Southpeak Distribution Agreement” means, collectively, that certain (i) Sub-Publishing and Distribution Agreement by and between Seller and Southpeak dated July 13, 2011 and (ii) Sales and Distribution Agreement by and between Seller and Alter Ego Games, LLC dated June 13, 2011.

“Southpeak Product” means Seller’s physical inventory products sold to Southpeak pursuant to the Southpeak Distribution Agreement.

(b)           As of the date hereof, Section 17.1(a) of the Factoring Agreement is hereby amended and restated in its entirely to read as follows:

(a)           Seller defaults in the payment of any Obligations (i) within three (3) business days of its due date or (ii) provided that no Default or Event of Default shall have occurred and be continuing to exist from the date of this Agreement through September 7, 2011, within five (5) business days of its due date;

(c)           As of the date hereof, Section 17.1 of the Factoring Agreement is hereby amended to add subsection (p) in its entirely to read as follows:

; and (p) Purchaser’s failure to bring to market the “Minute to Win It” product in time for the 2011 Christmas holiday retail shopping season.

(d)           As of the date hereof, Sections 20.1 and 20.2 of the Factoring Agreement are hereby amended and restated in their entirely to read as follows:

20.1           Minimum Payment Amount.

The Purchaser shall receive from the proceeds of the Purchased Accounts the following minimum amounts, net of Incurred Expenses, in good funds, no later than the following dates:

Date of Payment	Amount of Payment	Amount of Payment Cumulative
7/11/2011	$144,477.47	$144,477.47
7/22/2011	$500,000.00	$644,477.47
7/29/2011	$350,000.00	$994,477.47
8/15/2011	$300,000.00	$1,294,477.47
8/31/2011	$350,000.00	$1,644,477.47
9/7/2011	$507,520.00	$2,151,997.47
9/20/2011	$475,007.53	$2,627,005.00
9/30/2011	$240,000.00	$2,867,005.00
10/7/2011	$20,000.00	$2,887,005.00
10/14/2011	$20,000.00	$2,907,005.00
10/21/2011	$20,000.00	$2,927,005.00
10/28/2011	$20,000.00	$2,947,005.00
11/4/2011	$20,000.00	$2,967,005.00
11/7/2011	$194,000.00	$3,161,005.00
11/11/2011	$40,000.00	$3,201,005.00
11/18/2011	$40,000.00	$3,241,005.00
11/20/2011	$549,995.00	$3,791,000.00
11/27/2011	$40,000.00	$3,831,000.00
12/4/2011	$168,500.87	$3,999,500.00

In the event the Purchaser has not received from proceeds from the Purchased Assets the forgoing minimum cumulative amounts, net of Incurred Expenses, in good funds by the dates set forth hereinabove (the “Deficiency Amount”), the Seller agrees to pay such Deficiency Amounts to the Purchaser on or before the required payment date.  Failure of the Purchaser to receive such amounts on such dates, shall be an Event of Default

20.2           Termination.  This Agreement shall terminate upon the later of (i) the collection by Purchaser of all the Purchased Accounts , (ii) the collection by Purchaser of  $2,797,000 net of all Incurred Expenses, and (iii) fulfillment of Zoo’s obligations under Section 36(d) below.  Until termination of this Agreement, the Purchaser shall be entitled to collect and retain for its own account all proceeds of all the Seller's Accounts from all account debtors under the Purchased Accounts, regardless of whether they are for payment of the Purchased Accounts, and from any other account debtors arising from the sale of Physical Products after the date of this Agreement.  After the Purchaser has collected $2,797,000, net of Incurred Expenses, all proceeds of the Seller's Accounts from all account debtors under the Purchased Accounts received in excess of $2,797,000, net of all Incurred Expenses, shall be divided as follows: 90% paid to Seller and 10% retained by Purchaser for its own account. In the event any payments are received from an Account debtor that does not designate the invoice or account being paid, the proceeds will be turned over to the Purchaser in kind and applied by the Purchaser to the oldest outstanding invoice from such Account debtor. Seller shall not be permitted to terminate this Agreement at anytime prior to the termination events described in the initial sentence hereinabove.  Upon the termination of this Agreement as described in the initial sentence hereinabove, the Purchaser shall release and discharge any security interest in all Collateral and waive any and all claims or interest it has or might have in and with respect to such Collateral.

(e)           As of the date hereof, the Factoring Agreement is hereby amended by adding new Section 35 in its entirely to read as follows:

35.           Purchaser’s Lien Release in Southpeak Product.  Purchaser has recently been advised that Seller shall enter into the Southpeak Distribution Agreement. Seller has requested that Purchaser consent to the release of Purchaser’s lien upon and security interest in the Southpeak Product.  Purchaser has reviewed this request and hereby provides its consent to the release of Seller’s lien upon and security interest in the Southpeak Product, so long as (a) no Default or Event of Default shall have occurred and be continuing to exist under the Factoring Agreement, any guaranty agreement or any other loan document or other agreement between Seller and Purchaser, and (b) the terms of the sale are no less favorable than (x)  the sum of  (i) payment in cash from Southpeak to Purchaser on a per unit basis of fully loaded cost to Purchaser plus $1 immediately upon shipment of the goods to Southpeak or its designee, and  (ii) 30% of revenues generated from the sale of such units after deducting out of pocket costs by Southpeak (e.g. shipping) or (y) the terms as set forth in the Southpeak Distribution Agreement not affected by any amendments after the date hereof.

(f)           As of the date hereof, the Factoring Agreement is hereby amended by adding new Section 36 in its entirely to read as follows:

36.           Development Agreement and Financing

(a)           Purchaser shall agree to fund the Development Agreement Amount and the NBC Royalty Amount, so long as:

(i)            no Default or Event of Default shall have occurred and be continuing to exist under the Factoring Agreement, any guaranty agreement or any other loan document; and

(ii)            there has been no material adverse change in the business, assets, operations, prospects or financial or other condition of the Seller.

(b)           A portion of the Development Agreement Amount shall be used by Purchaser to fund the obligations of the Seller under Section 6(c) and Section 11 herein as set forth in the disbursement letter that shall be delivered by the Seller at the closing of this Amendment.  $206,000 of the Development Agreement Amount shall be funded directly by Purchaser to Smack Down Productions at the closing of this transaction, which amounts the Seller represents are due and owing pursuant to the terms of the Development Agreement.  The balance of the Development Agreement Amount, if any, shall be paid by the Purchaser to such third parties as directed by the Seller who have obligations of the Seller to them due and owing under the Development Agreement.  The NBC Royalty Amount shall be funded directly to NBC to pay past due royalties due to NBC through June 30, 2011 for the “Minute To Win It” license.

(c)           Seller agrees that within three (3) business days of shipping more than 200,000 units in connection with the “Minute To Win It” Xbox/Kinect game, Seller shall pay $50,000 to Purchaser.  Seller agrees that within three (3) business days of shipping more than 225,000 units in connection with the “Minute To Win It” product, Seller shall pay $50,000 to Purchaser.

   (d)           Seller covenants and agrees to work exclusively with Purchaser to fund the final development stages and launch of the “Minute To Win It” Xbox/Kinect game.

   (e)           For so long as Obligations remain outstanding, Seller shall direct Southpeak to make all payments under the Southpeak Distribution Agreement directly to Purchaser.  Provided that no Default or Event of Default shall have occurred and be continuing to exist under the Factoring Agreement, any guaranty agreement or any other loan document, Purchaser shall take reasonable steps to promptly pay over such amounts to Seller one (1) business day after the funds have cleared in Purchaser’s account.

(g)           As of the date hereof, the Factoring Agreement is hereby amended by adding new Section 37 in its entirely to read as follows:

37.           GameStop.      eller shall not, and Seller shall not permit Southpeak or any other distributor it may use, directly or indirectly, to liquidate inventory (including, without limitation, any inventory or products relating to “Minute To Win It” and/or individual finished units of video games and all applicable manuals and packaging), or support the sale of yet to be manufactured physical goods make any shipments of any kind, directly or indirectly, to GameStop or any of its affiliates unless and until GameStop has paid not less than $400,000 to Purchaser on a non-refundable, non-offsetable basis on account of the approximately $767,000 of accounts receivable held by Purchaser and/or Seller as of July 10, 2011 without the prior written consent of Purchaser.

3. Family Dollar Purchaser Order.  On or before August 15, 2011, Seller agrees to cause Southpeak to (a) purchase from Purchaser a portion of the Family Dollar Purchaser Order in an amount not less than $215,020 and (b) commit to fund directly to Nintendo or Mastiff Games an amount not less than $292,500, for software purchases on behalf of Seller or Seller’s publishing partner Mastiff Games with respect to inventory to be shipped to Family Dollar Stores in fulfillment of the Family Dollar Purchase Order.  Seller hereby directs Purchaser to apply the $292,500 it has held in reserve for payment to Nintendo or Mastiff Games to immediately pay such funds instead to Purchaser to reduce the obligations of the Seller hereunder.

4. Delivery of Post-Closing Items.

(a)           Purchaser acknowledges that Seller has delivered a certificate of good standing from the Secretary of State of the State of New Jersey of Zoo Publishing, Inc.

(b)           Pursuant to the terms of the Post-Closing Letter Agreement, Purchaser agreed to provide Seller with additional time to provide certain items, which were conditions precedent to Purchaser’s agreement to enter into the Factoring Agreement, to Seller.  As of the date of this Amendment, certain of those open items remain outstanding.  Seller has requested that Purchaser extend the time period for delivery of the item set forth below (the “Open Item”).  As a one-time accommodation, Purchaser has agreed to this request on the terms and conditions set forth herein.  The Open Item shall be delivered to Seller within the time period set forth for each such Open Item set forth below, unless a longer period of time is subsequently agreed to by Purchaser in writing.  Seller’s failure to deliver the Open Items within the prescribed time period shall constitute an Event of Default.

(i)           No later than ten (10) days after the date of this Amendment, Seller shall deliver evidence that all taxes have been paid and a certificate of good standing from the Secretary of State of the State of Delaware of Zoo Entertainment, Inc. and Zoo Games, Inc.

(ii) No later than ten (10) days after the date of this Amendment, Seller shall have delivered to Purchaser, duly executed copies of an Amended and Restated Deposit Account Control Agreement by and among Seller, Purchaser and Fifth Third Bank, satisfactory to Purchaser or, (ii) if an acceptable Amended and Restated Deposit Account Control Agreement cannot be reached with Fifth Third Bank, no later than fifty (50) days after the Closing Date, a Deposit  Account Control Agreement, satisfactory to Purchaser, with another depository bank, along with evidence satisfactory to Purchaser that the depository accounts at Fifth Third Bank have been closed and that Seller has instructed all Account debtors of the Purchased Accounts and all new Account Debtors that purchase Physical Product after the Closing Date to make payments to such new deposit account.

5. No Other Changes. Except as explicitly amended by this Amendment, all of the terms and conditions of the Factoring Agreement shall remain in full force and effect.

6. Conditions Precedent. This Amendment shall be effective when Purchaser shall have received an executed original hereof and each of the following, each in substance and form acceptable to Purchaser in its sole discretion:

(a)           Each Acknowledgment and Agreement of Guarantor set forth at the end of this Amendment, duly executed by each Guarantor.

(b)           Notwithstanding any prior agreements to limit or cap Seller’s obligation to reimburse Purchaser for certain out of pocket expenses incurred by Purchaser, Seller shall pay (i) all amounts billed in connection with attorneys’ fees and any other third party professionals to Purchaser and/or its principals since negotiations between the parties began and not previously reimbursed (currently estimated at $40,000), (ii) all amounts billed by lawyers and any other third party professionals to Purchaser with respect to this modification of the prior agreements (currently estimated at $15,000 and any future agreements or modifications into which the parties may at any point enter).

(c)           Seller shall have delivered a fully executed copy of the Southpeak Distribution Agreement.

(d)           Seller shall provide evidence satisfactory to Purchaser that the Southpeak Distribution Agreement and the transactions contemplated by this Amendment do not conflict with or violate the terms of that certain Sales and Distribution Agreement by and between Alter Ego Games, LLC dated June 8, 2011.

(e)           Seller shall provide evidence satisfactory to Purchaser that it has closed, and good funds have been received by Seller, on a private investment in public entity (“PIPE”) for not less than $1,850,000 of cash proceeds flowing in to Seller.

(f)           Such other matters as Purchaser may require.

7. Representations and Warranties. Seller hereby represents and warrants to Purchaser as follows:

(a)           Seller has all requisite power and authority to execute this Amendment and any other agreements or instruments required hereunder and to perform all of its obligations hereunder, and this Amendment and all such other agreements and instruments has been duly executed and delivered by Seller and constitute the legal, valid and binding obligation of Seller, enforceable in accordance with its terms.

(b)           The execution, delivery and performance by Seller of this Amendment and any other agreements or instruments required hereunder have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to Seller, or the certificate of incorporation or bylaws of Seller, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which Seller is a party or by which it or its properties may be bound or affected.

(c)           All of the representations and warranties contained in the Factoring Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

(d)           Alter Ego Games, LLC, a Delaware limited liability company is a wholly-owned subsidiary of Southpeak Interactive, LLC, a Virginia limited liability company and each is good standing in the State of its organization.

(e)           There has been no notice of any breach or threat of breach from NBC with respect to its agreements with Seller and after giving effect to the payment of the NBC Royalty Amount, Seller shall be in compliance with all of its obligations under its agreements with NBC.

8. References. All references in the Factoring Agreement to “this Agreement” shall be deemed to refer to the Factoring Agreement as amended hereby; and any and all references in the loan documents to the Factoring Agreement shall be deemed to refer to the Factoring Agreement as amended hereby.

9. No Waiver. The execution of this Amendment and the acceptance of all other agreements and instruments related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Factoring Agreement or a waiver of any breach, default or event of default under any loan document or other document held by Purchaser, whether or not known to Purchaser and whether or not existing on the date of this Amendment.

10. Release. Seller and each guarantor signing the Acknowledgment and Agreement of Guarantor set forth below, each hereby absolutely and unconditionally releases and forever discharges Purchaser, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which Seller or guarantor has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

11. Costs and Expenses. Seller hereby reaffirms its agreement under the Factoring Agreement to pay or reimburse Purchaser on demand for all costs and expenses incurred by Purchaser in connection with the loan documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, Seller specifically agrees to pay all fees and disbursements of counsel to Purchaser for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto.

12. Miscellaneous. This Amendment and each Acknowledgment and Agreement of Guarantor may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first above written.

PURCHASER:	PANTA DISTRIBUTION, LLC

	By:	/s/David Billet
Name: David Billet
Title: Vice President

_________________________

SELLER:	ZOO PUBLISHING, INC.

	By:	/s/ David J. Fremed
Name: David J. Fremed
Title: CFO

ACKNOWLEDGMENT AND AGREEMENT OF GUARANTOR

The undersigned, each a guarantor of the indebtedness of Zoo Publishing, Inc. (the “Seller”) to Panta Distribution, LLC, a Delaware limited (the “Purchaser”), pursuant to a certain Continuing Unconditional Guaranty, Individual Guaranty, or Validity Guaranty, as applicable, each dated as of September 9, 2010 (each, the “Guaranty”), hereby (i) acknowledges receipt of the foregoing Amendment; (ii) consents to the terms (including without limitation the release set forth in Paragraph 10 of the Amendment) and execution thereof; (iii) reaffirms all obligations to Purchaser pursuant to the terms of the Guaranty; and (iv) acknowledges that Purchaser may amend, restate, extend, renew or otherwise modify the Agreement and any indebtedness or agreement of Seller, or enter into any agreement or extend additional or other credit accommodations, without notifying or obtaining the consent of the undersigned and without impairing the liability of the undersigned under the Guaranty for all of Seller’s present and future indebtedness to Purchaser.

ZOO GAMES, INC.

By:	/s/ David J. Fremed
Name: David J. Fremed Title: CFO

ZOO ENTERTAINMENT, INC.

By:	/s/ David J. Fremed
Name: David J. Fremed
Title: CFO

By:	/s/David J. Fremed
Name: David J. Fremed

By:	/s/ Mark E. Seremet
Name: Mark E. Seremet